AMENDMENT OF SHARE EXCHANGE AGREEMENT

BETWEEN

CAPSTONE SYSTEMS, INC

&

YUNGUHUI GROUP

This amendment is set to amend Section 1.02 and Schedule A listed in the SHARE EXCHANGE AGREEMENT (hereinafter referred as SEA) signed between Capstone Systems, Inc., a Nevada corporation (hereinafter referred to as "**CAPC**"), and Yunguhui Group Limited, a Republic of Seychelles business company ("**YUNGUHUI GROUP**") on 15 day of January, 2018.

The previous Section 1.02 of the SEA was stated as follow:

"Section 1.02 Authorized Shares. The number of shares which YUNGUHUI GROUP is authorized to issue consists of 200,000,000 shares of a single class, par value US$ 0.0005 per share. There are 200,000,000 shares currently of YUNGUHUI GROUP issued and outstanding. The issued and outstanding shares of YUNGUHUI GROUP are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person."

The Section 1.02 of the SEA will be amended as follow:

"Section 1.02 Authorized Shares. The number of shares which YUNGUHUI GROUP is authorized to issue consists of 201,757,664 shares of a single class, par value US$ 0.0005 per share. There are 201,757,664 shares currently of YUNGUHUI GROUP issued and outstanding. The issued and outstanding shares of YUNGUHUI GROUP are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person."

The previous Schedule A listed in the SEA as follow:

Schedule A

Stockholders of YUNGUHUI GROUP LIMITED

YUNGUHUI GROUP Stockholders	Percentage Ownership of YUNGUHUI GROUP	Number of Shares of CAPC to be issued to YUNGUHUI Stockholders
HUIJIN	**10%**	**20,000,000**

INTERNATIONAL LIMITED		
HUICHUANG INTERNATIONAL LIMITED	16%	32,000,000
HUIBANG INTERNATIONAL LIMITED	16%	32,000,000
HUIYANG INTERNATIONAL LIMITED	5%	10,000,000
ZHENBAO FAN	53%	106,000,000
TOTAL:	100%	200,000,000

The Schedule A listed in the SEA will be amended as follow:

Schedule A

Stockholders of YUNGUHUI GROUP LIMITED

YUNGUHUI GROUP Stockholders	Percentage Ownership of YUNGUHUI GROUP	Number of Shares of CAPC to be issued to YUNGUHUI Stockholders
HUIJIN INTERNATIONAL LIMITED	9.913%	19,825,766
HUICHUANG INTERNATIONAL LIMITED	15.861%	31,721,226
HUIBANG INTERNATIONAL LIMITED	15.861%	31,721,226
HUIYANG INTERNATIONAL LIMITED	4.956%	9,912,883
ZHENBAO FAN	52.538%	105,076,564
GONG, Rui	0.008%	15,860
GE, Hongbing	0.015%	30,798
ZHAO, Kai	0.003%	6,158
XIA, Hainan	0.015%	29,738
ZHU, Xingwen	0.038%	76,172
ZHOU, Xiaomin	0.003%	6,158
ZHANG, Mingjuan	0.008%	15,398
ZHANG, Zhen	0.014%	27,718
YU, Jun	0.031%	61,596
WANG, Qi	0.027%	54,520
XU, Guoliang	0.223%	446,077

JIANG, Qinxi	0.005%	9,912
ZHOU, Yu	0.249%	498,939
WU, Xiaping	0.064%	128,121
WANG, Jizhen	0.031%	61,845
WANG, Lian	0.015%	30,729
HU, Hua	0.047%	94,580
AN, Juan	0.015%	30,923
ZHENG, Shanhua	0.016%	31,300
XU, Zhihua	0.003%	5,284
WU, Shengquan	0.006%	12,583
ZHEN, Li	0.015%	29,986
GUANG, Hongdan	0.002%	4,956
HONG, Xia	0.007%	14,993
DAI, Ge	0.009%	17,991
TOTAL:	100%	200,000,000

Both parties of the SEA agree with this amendment and agree to continue to follow all terms and conditions listed in the SEA, and will continue to finish all the necessary process states in the SEA.

Capstone Systems, Inc
Director:

Date：2018.11.26

Yunguhui Group Limited
Director:

Date: 2018.11.26